Exhibit 99.1
Vishay Intertechnology Appoints Michael J. Cody to Its Board of Directors

Malvern, PA, November 27, 2018 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced the appointment, effective November 27, 2018, of a new independent member to its Board of Directors, Mr. Michael J. Cody.

Marc Zandman, Executive Chairman and Chief Business Development Officer, said of the appointment, "We are excited to have Michael join the Board. He brings to the Board extensive knowledge and experience with technology and defense businesses as well as mergers and acquisitions.  Additionally, Mr. Cody's experience as a director of publicly traded and private companies allows him to bring an important perspective to the Board. We look forward to the benefits his expertise and insights will provide."

Mr. Cody served, from 2009 until his retirement in 2017, as the Vice President of Corporate Development at Raytheon Company, a technology company specializing in defense, civil government and cybersecurity solutions.  At Raytheon, Mr. Cody was responsible for overseeing all corporate development and merger and acquisition activity for Raytheon Company, where he executed 18 transactions aggregating in excess of $4.3 billion in transaction value.  From 2007-2009, Mr. Cody was a founding partner of Meadowood Capital LLC, a private equity firm focused on technology companies.  From 1997 to 2007, Mr. Cody was Vice President of Corporate Development at EMC Corporation, a developer and provider of information infrastructure technology.  Mr. Cody has previously served on the boards of Safeguard Scientific, Inc., a NYSE listed private equity and venture capital firm; and MTI Ltd., a private company in the UK specializing in cloud, security, and infrastructure.  Mr. Cody holds a Bachelor of Business Administration in Economics from the University of Massachusetts and a Master of Business Administration from Columbia University – Columbia Business School.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300